EXECUTION
											COPY



	FIRST AMENDMENT
	TO THE
	POOLING AND SERVICING AGREEMENT


		THIS FIRST AMENDMENT TO THE POOLING AND SERVICING AGREEMENT, dated as of June 1, 1997 (the "First Amendment") is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and BANKERS TRUST COMPANY, as Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of September 25, 1991 (the "Pooling and Servicing Agreement");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree as follows:

		SECTION 1.  Amendments of Section 1.01.

		(a) Section 1.01 is hereby amended by adding the following definitions in the appropriate alphabetical order:

			"Tax Opinion" shall mean with respect to any action, an Opinion of Counsel to the effect that, for federal income tax purposes, (a) such action will not adversely affect the tax characterization as debt of Investor Certificates of any outstanding Series or Class that were characterized as debt at the time of their issuance, (b) following such action the Trust will not be deemed to be an association (or publicly traded partnership) taxable as a corporation and (c) such action will not cause or constitute an event in which gain or loss would be recognized by any Investor Certificateholder or the Trust.

			"Zero Balance Account" shall mean an Account with a Receivable balance of zero which the Servicer will remove from its computer master file of VISA and MasterCard accounts.

		(b) The definition of "Opinion of Counsel" in Section 1.01 is hereby amended to read as follows:

			"Opinion of Counsel" shall mean a written opinion of counsel, who may be counsel for or an employee of the Person providing the opinion, and who shall be reasonably acceptable to the Trustee; provided, however, that any Tax Opinion or other opinion relating to federal income tax matters shall be an opinion of nationally recognized tax counsel.

		SECTION 2. Amendment of Section 2.01. The last sentence of the third paragraph under Section 2.01 is hereby amended to read as follows:

	The Seller further agrees not to alter the file designation referenced in clause (i) of this paragraph with respect to any Account during the term of this Agreement unless and until such Account becomes a Removed Account, a Defaulted Account or a Zero Balance Account.

		SECTION 3. Amendment of Section 2.07. Section 2.07 is hereby amended to add the following subsection immediately after subsection 2.07(b):

		(c) The Seller may, but shall not be obligated to, designate at any time Zero Balance Accounts, any future receivables of which will no longer be part of the Trust, and to remove the designation 1991-MT from the Pool Index File for such Accounts; provided, that prior to such designation and removal, the Seller shall have delivered to Moody's an Officer's
Certificate to the effect that to the knowledge of the Seller, such designation and removal shall not cause a Pay Out Event to occur.

		SECTION 4. Amendment of Subsection 3.06(a). Subsection 3.06(a) is hereby amended to read as follows:

(a) On or before August 31 of each calendar year beginning in 1997, the Servicer, on behalf of the Trust, shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer or the Seller), to furnish, as provided in Section 13.05, a report, based upon established criteria that meets the standards applicable to accountants' reports intended for general distribution, to the Trustee, any Enhancement Provider and the Rating Agency, attesting to the fairness of the assertion of the Servicer's management that internal control policies and procedures over the functions performed as Servicer of the Trust are effective, in all material respects, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition, on the date of such report, and a report attesting to the fairness of the assertion of the Servicer's management that such servicing was conducted in conformity with the sections of this Agreement during the period covered by such report (which shall be the period from July 1 (or for the initial period, the relevant Closing Date) of the preceding calendar year to and including June 30 of such calendar year), except for such exceptions or errors as such firm shall believe to be immaterial and such other exceptions as shall be set forth in such report. Unless otherwise provided with respect to any Series in the related Supplement, a copy of such report may be obtained by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.


		SECTION 5. Amendment of Subsection 4.03(a). Subsection 4.03(a) is hereby amended to add the following paragraph immediately after the current subsection 4.03(a):

			Notwithstanding anything else in this Agreement to the contrary, with respect to any Monthly Period, whether the Servicer is required to make monthly or daily deposits from the Collection
Account into the Finance Charge Account, the Principal Account or any Series Account, as provided in any Supplement, (i) the Servicer will only be required to deposit Collections from the Collection Account into the Finance Charge Account, the Principal
Account or any Series Account up to the required amount to be deposited into any such deposit account or, without duplication, distributed on or prior to the related Distribution Date to Investor Certificateholders or to any Enhancement Provider pursuant to the terms of any Supplement or agreement relating to such Enhancement and (ii) if at any time prior to such Distribution Date the amount of Collections deposited in the Collection Account exceeds the amount required to be deposited pursuant to clause (i) above, the Servicer will be permitted to withdraw the excess from the Collection Account.


		SECTION 6. Effectiveness. The amendments provided for by this First Amendment shall become effective upon receipt by the Trustee of the following, each of which shall be satisfactory to the Trustee in its sole discretion:

		(a) Notification in writing from each of Moody's and Standard & Poor's to the effect that the terms of this First Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

		(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection
6(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

		(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this First Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

		(d) Counterparts of this First Amendment, duly executed by the parties hereto.

		SECTION 7. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this First Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

		SECTION 8. Counterparts. This First Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

		SECTION 9. Governing Law. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL
BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

		SECTION 10. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.
		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.


						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer


						By:   /s/ Karen F. Winkler
						   Name:	Karen F. Winkler
						   Title:	First Vice President


						BANKERS TRUST COMPANY,
						  Trustee



						By:   /s/ Lillian K. Peros
	   					   Name:  Lillian K. Peros
						   Title:	Assistant Vice President


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